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Exhibit 23.2

CONSENT OF HOHN ENGINEERING, PLLC

Voyager Oil & Gas, Inc.
2812 1st Avenue North, Suite 506
Billings, MT 59101

Gentlemen:

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Voyager Oil & Gas, Inc. for the year ended December 31, 2010 (the "Annual Report"). We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our reports and to the inclusion of our report dated March 8, 2011 as an exhibit to the Annual Report. We further consent to the incorporation by reference thereof into Voyager Oil & Gas, Inc.'s Registration Statements on Form S-3 (Nos. 333-166402 and 333-172210).

Hohn Engineering, PLLC

/s/ Hohn Engineering, PLLC

Billings, Montana
March 14, 2011

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  Exhibit 23.2
CONSENT OF HOHN ENGINEERING, PLLC